Exhibit 99.B9(c)

                Amended and Restated Blue Sky Service Agreement
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                              Amended and Restated

                           BLUE SKY SERVICE AGREEMENT

Blue Sky Service Agreement dated as of March 30, 1995, by and between PIMCO Advisors Funds, a Massachusetts business trust (the "Trust"), and PIMCO Advisors L.P., a Delaware limited partnership.

WHEREAS, the Trust and PIMCO Advisors L.P. desire to amend and restate the existing agreement pursuant to which PIMCO Advisors L.P.
provides without additional fees Blue Sky compliance services to the Trust; and

WHEREAS, the maintenance of the qualification of Class A, Class B and Class C shares of the Trust in the several states would assist in the effort to maintain or increase the level of the Trust's assets and consequently the level of advisory fees payable to PIMCO Advisors L.P. pursuant to the various Management Contracts between the Trust and PIMCO Advisors L.P. with consequent benefit to PIMCO Advisors L.P.;

NOW THEREFORE, the parties hereto agree as follows:

1.   Registration and Qualification of Shares

     PIMCO Advisors L.P. agrees to do all acts and things as shall from time to time be reasonably necessary for the purpose of qualifying and maintaining qualification of each class and series of shares of the Trust as set forth in the Trust's Prospectus as from time to time in effect (each a "Fund") for sale under the so-called "Blue Sky" laws of any state or U.S. jurisdiction or for maintaining the registration of the Trust and of the shares under the Securities Act of 1933 and the Investment Company Act of 1940, to the end that there will be available for sale from time to time such number of shares of each Fund and the Trust as the principal underwriter of the Trust may reasonably be expected to sell. The Trust agrees to do all such acts and things and execute such certificates and other documents as my be reasonably requested by PIMCO Advisors L.P. in furtherance of the foregoing. Each party shall advise the other party promptly of (a) any action of the Securities and Exchange Commission or any authorities of any state or territory, of which it may advise, affecting registration or qualification of the Trust, any Fund or the shares thereof, or rights to offer such shares for sale, and (b) the happening of any event which makes untrue any statement in the registration statement or the prospectus, or which requires the making of any change in the registration statement or prospectus in order to make the statements therein not misleading.

2.   Compensation; Expenses

     The Trust will pay or reimburse PIMCO Advisors L.P. for all expenses of qualifying shares of each Fund and the Trust for sale under the Blue Sky laws of any state. PIMCO Advisors L.P. will receive no compensation from the Trust or any Fund for performing services under this Agreement.



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Blue Sky Agreement
Page 2

3.   Indemnification of Trust

     PIMCO Advisors L.P. agrees to indemnify and hold harmless the Trust, the Funds and each person who has been, is or may hereafter be a Trustee of the Trust against all expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any failure by PIMCO Advisors L.P. to discharge its responsibilities under this Agreement or any failure to maintain the registration or qualification of shares of each Fund and the Trust under the Blue Sky laws of any jurisdiction, except for actions, suits or proceedings arising out of the gross negligence or willful misconduct of the Trust. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements which are made with PIMCO Advisors L.P.'s consent. The foregoing rights of indemnification shall be in addition to any other rights to which any Fund, the Trust or a Trustee may be entitled as a matter of law.

4.   Effective Period and Termination of this Agreement

     This Agreement shall take effect as of the date first above written. This Agreement shall remain in full force and effect continuously as to a Fund until terminated by such Fund by not more than sixty (60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to PIMCO Advisors L.P. This Agreement shall terminate with respect to a Fund automatically upon the termination of the Management Contract between the Trust and PIMCO Advisors L.P. with respect to such Fund unless the Trust consents to the continuation of this Agreement with respect to such Fund.

5.   Limitation of Liability

     A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

     IN WITNESS WHEREOF, the Trust and PIMCO Advisors L.P. have each caused this Agreement to be signed on its behalf, all as of the day and year first above written.

                                            PIMCO Advisors Funds

                                            Robert A. Prindiville


                                            PIMCO Advisors L.P.

                                            William D. Cvengros